Exhibit 10.18

EMPLOYMENT OFFER LETTER

January 8, 2018

(This letter shall replace in its entirety that certain letter dated December 29, 2017)

Mr. Marc Huffman

100 Detroit St, Unit 202

Denver, CO

80206

Dear Marc:

I am pleased to offer you a position with BlackLine Systems, Inc. (the “Company” or “Blackline”) as Chief Operating Officer, reporting to me commencing no later than February 15, 2018 (your actual first day of employment, the “Start Date”).  As we have discussed, while your employment shall have commenced as of the Start Date, you will not be expected to report for duties until no later than March 1, 2018.  Speaking for myself, as well as the other members of the Company’s board of directors (the “Board”) and the management team, we are excited to have you join and we look forward to your future success with the Company.

Base Salary.  Your initial annual base salary will be $350,000.00 (“Base Salary”). Your Base Salary will be payable in semi-monthly payments less applicable taxes, deductions and withholdings and otherwise pursuant to the Company’s regular payroll policy.

Annual Incentive Bonus.  You will be eligible to earn an annual incentive bonus of 100% of annual salary at target under the BlackLine Executive Bonus Plan, based on achieving performance objectives established by the compensation committee of the Board (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. The amount of your target incentive bonus will be prorated for fiscal year 2018 based on the number of full months you are employed during 2018.   If any portion of such bonus is earned, it will be paid when practicable after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

Your Base Salary will be reviewed periodically as part of the Company’s normal review process.

Employee Benefits.  As a Company employee, you will be eligible to participate in all of the Company benefit plans as available, including group health insurance, disability insurance, 401(k) plan, and paid time off, based on the plans and policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

Equity Grant. In addition, and subject to the approval of the Committee you will be granted (i) a nonstatutory stock option to purchase 200,000 shares of the Company’s common stock (the “Option”); and (ii) 200,000 restricted stock units (the “RSUs”) under the Company’s 2016 Equity Incentive Plan (as amended from time to time) (the “Plan”), subject to the terms of this paragraph, the Plan and the form of option and restricted stock unit agreements approved by the Board for use under the Plan (collectively, the “Equity Documents”).  The Option will have a per share exercise price equal to the fair market value of the Company’s common stock on the grant date.  The Option and the RSUs will vest and become exercisable over a four-year period with 25% of the shares subject to the Option and the RSUs vesting on each of the first four anniversaries of your Start Date, subject to your continued employment with the Company.

Severance.  Subject to the approval of the Committee, you will be entitled to participate in the Company’s Change of Control and Severance Policy (the “Policy”) under which you will be eligible to receive severance payments and benefits upon certain qualifying terminations of your employment based on your senior level position within the Company, subject to the terms and conditions of the Policy. Additional details will be provided to you about the Policy at a later date.  In addition, if your employment is terminated during the first twelve (12) months of your employment and prior to the first vesting date of the Option and RSUs for any reason other than Cause (as defined below) or a Change in Control (as described in the Policy), the first vesting of the Option and the RSU shall accelerate to the last day of your employment.

“Cause” Definition. For purposes of this letter, “Cause” means the occurrence of one or more of the following events or circumstances as determined in good faith by the Committee: (i) your gross negligence or willful misconduct in the performance of duties to the Company that has resulted or is reasonably likely to result in damage to the Company or its subsidiaries as determined in good faith by the Board, (ii) your commission of any act of fraud, embezzlement, or dishonesty that has caused or is reasonably expected to result in injury to the Company (or any of its subsidiaries), (iii) any material unauthorized use or disclosure of any confidential and proprietary information or trade secrets of the Company (or a successor, if appropriate) or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company (or a successor, if appropriate) as determined in good faith by the Committee, (iv) conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude or commission of any act of fraud with respect to the Company, or (v) your material breach of any of your obligations under any written agreement or covenant with the Company (or any of its subsidiaries).

Travel and Housing Expenses. As a member of the senior executive team, you will be eligible for above-coach seating pursuant to the terms of the Company’s global travel policy.  In addition, during the first six months of your employment with the Company, you will be reimbursed for the cost of housing in Los Angeles up to $3,000 per month.  The Company will also pay for your reasonable cost of travel to and from the Company’s headquarters.   To the extent you utilize private aircraft for any such travel, so long as you have prior approval of the CEO, you will be reimbursed in an amount equal to the reasonable cost of a commercial airline ticket for such trip.

At-Will Employment.  You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Confidentiality Agreement; Arbitration Agreement.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Inventions Assignment Agreement attached hereto (the “Confidentiality Agreement”) and the Company’s standard arbitration agreement attached hereto (the “Arbitration Agreement”).

Conditions to Employment. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Commencement of your employment at BlackLine, even if you accept this offer, is conditioned upon: satisfactory verification of any employment references you have provided; and (b) satisfactory completion of a background check.

Outside Activities.  You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Public Announcement.  You and we will work together on the announcement of your employment publicly following formal action by our Board of Directors regarding your appointment.  Until that time, your appointment should be kept confidential.

Miscellaneous. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  This letter, the Equity Documents, the Policy, the Confidentiality Agreement, and the Arbitration Agreement set forth the terms of your employment with the Company and supersede any prior or contemporaneous representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

This offer will expire if not signed and returned to BlackLine by January 12, 2018, at 5 PM.

We look forward to working with you here at BlackLine – welcome to the team!

Very truly yours,

Therese Tucker

Chief Executive Officer

/s/ Therese Tucker

Signature

ACCEPTED AND AGREED:

MARC HUFFMAN

/s/ Marc Huffman

Signature

1/8/2018

Date